Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

DECLARES 19% INCREASE IN DISTRIBUTION TO ITS UNITHOLDERS

Dallas, Texas – May 9, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) announces a $0.15 per unit increase in the annual cash distributions payable on the Partnership’s outstanding limited partner units. This latest increase will go into effect with the Partnership’s next quarterly distribution for the quarter ending May 31, 2006, raising the annual distribution rate per unit to $0.95. The quarterly distribution of $0.2375 per unit (an annualized rate of $0.95 per common unit) will be paid on July 19, 2006 to holders of record as of close of business on June 30, 2006. This is a 19% increase in the annual rate of ETE’s unitholder distribution.

Energy Transfer Equity, L.P. owns the general partner of Energy Transfer Partners, L.P. (NYSE:ETP). Energy Transfer Partners, L.P. owns a diversified portfolio of energy assets, including natural gas operations consisting of approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. Energy Transfer Partners, L.P. is also one of the five largest U.S. retailers of propane, serving more than 700,000 customers in 34 states.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements include the projected annual cash distribution rate and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s prospectus dated February 3, 2006, and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity, L.P.

John W. McReynolds, President

214-981-0700

www.energytransfer.com

Company:	Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date:	June 30, 2006
Payment Date:	July 19, 2006
Amount Payable:	$0.2375 per unit